Exhibit 99.1

FOR IMMEDIATE RELEASE

ABM INDUSTRIES ANNOUNCES

2013 FIRST QUARTER FINANCIAL RESULTS

Revenues Increase 10% Driven by Acquisitions and Organic Growth

Reported EPS $0.24; adjusted EPS $0.26 up 18%

Declares 188th Consecutive Quarterly Dividend

New York, NY – March 4, 2013 – ABM (NYSE:ABM), a leading provider of integrated facility solutions, today announced financial results for the fiscal 2013 first quarter that ended January 31, 2013.

	Quarter Ended
(in millions, except per share data)	January 31,		Increase
(unaudited)	2013	2012	(Decrease)
Revenues	$1,182.1	$1,073.8	10.1%

Income from continuing operations	$13.4	$10.6	26.4%
Income from continuing operations per diluted share	$0.24	$0.20	20.0%

Adjusted income from continuing operations	$14.7	$11.8	24.6%
Adjusted income from continuing operations per diluted share	$0.26	$0.22	18.2%

Net income	$13.4	$10.6	26.4%
Net income per diluted share	$0.24	$0.20	20.0%

Net cash (used in) provided by operating activities	$(11.5)	$12.0	*NM

Adjusted EBITDA	$38.6	$35.9	7.5%

*	Not meaningful

(This release refers to non-GAAP financial measures described as “Adjusted EBITDA”, “Adjusted income from continuing operations”, and “Adjusted income from continuing operations per diluted share” (or “Adjusted EPS”). Refer to the accompanying financial tables for supplemental financial data and corresponding reconciliation of these non-GAAP financial measures to certain GAAP financial measures.)

Executive Summary:

•

Revenues were a record $1.18 billion in the first quarter of fiscal 2013, up approximately 10.1% compared to $1.07 billion last year, primarily due to $100.4 million in contributions from recent acquisitions.

•	Janitorial, ABM Facility Services[1] , and Security segments achieved organic growth of 1.9%, 8.2%, and 5.1%, respectively, from new sales and expansion of services with existing clients.

•	Adjusted income from continuing operations for the fiscal 2013 first quarter was $0.26 per diluted share, up 18.2%, compared to $0.22 per diluted share in the prior year.

•	Adjusted EBITDA increased 7.5% to $38.6 million primarily from the contributions of recent acquisitions.

•	Net cash used in operations was $11.5 million for fiscal 2013 first quarter, compared to net cash generated of $12.0 million for the same period last year.

•	Outstanding borrowings under the Company’s credit facility increased by $208 million in the first quarter from the end of fiscal 2012 primarily to fund recent acquisitions.

First Quarter Results and Recent Events

“We are encouraged by our first quarter operational results,” said ABM’s president and chief executive officer Henrik Slipsager. “Sales from our newly-acquired Air Serv Corporation, HHA Services and Calvert-Jones businesses and organic growth in our Janitorial, ABM Facility Services and Security segments produced a 10% revenue gain for the quarter. ABM Facility Services and Security showed strong organic revenue growth of 8% and 5%, respectively, compared to fiscal 2012 as they continue to benefit from new sales. The Building & Energy Solutions segment was impacted by lower revenue of $17.6 million primarily as a result of the comparative mix and timing of certain awarded and completed U.S. Government contracts. Our pipeline of future business is trending very well across all operating segments and we are seeing some positive signs in our government business. We were recently awarded two linguist task orders by the Department of Defense under the Defense Language Interpreting and Translation Enterprise (DLITE) contract, which are expected to contribute to second quarter revenues. In addition, in February we signed a $25 million energy retrofit contract with Wright State University, which demonstrates our unique capabilities of providing clients with cost efficient and green long-term solutions to their facility service needs.”

Slipsager continued, “Adjusted income from continuing operations was up $2.9 million or 25% as we benefited from the recent acquisitions, the retroactive reinstatement of employment-based tax credits, and new sales. I am pleased Congress voted to extend the Workers Opportunity Tax Credit and that our hiring practices enabled the Company to realize a $2.9 million tax benefit associated with fiscal 2012 employee hires in our fiscal first quarter of 2013. In addition, on a comparative basis, the first quarter of 2012 included a $1.6 million after-tax benefit related to the improvement in historical credits on client receivables. Adjusted EBITDA increased 7.5% to $38.6 million and excluding the one-time benefit from historical credits in 2012, increased 16.3%.”

James Lusk, executive vice president and chief financial officer, added, “With the closing of three acquisitions in the first quarter, our debt levels increased by over $200 million from the end of fiscal 2012. Net cash used in continuing operating activities was $11.5 million in the three months ended January 31, 2013 and was consistent with our expectations. Typically, total operating cash flows in the first quarter are lower than the remaining subsequent quarters. We continue to target working capital improvements and believe that, with our strong balance sheet, we are positioned to support and fund our longer term strategic investments and initiatives.”

Interest expense for the first quarter of fiscal 2013 was $3.3 million, a $0.5 million increase from $2.8 million in the first quarter of 2012 due to higher average borrowings on the Company’s credit facility to fund recent acquisitions.

The effective tax rate for the first quarter of fiscal 2013 was 22.2%, compared to 41.2% in the same period last year, reflecting the retroactive application of employment-based tax credits from calendar 2012 that were recognized during the quarter. The anticipated effective tax rate for fiscal year 2013 is now in the range of 36% to 38%.

Slipsager concluded, “We are enthusiastic about the opportunities for our next phase of growth. We intend to leverage our recently acquired businesses to expand both our global footprint and move ABM’s business towards industry verticals. While we are early in the integration process, we are pleased with the pace of integration and sales contributions of our newly acquired companies. In order to realize the long term growth opportunities in facility services and improve our financial performance, we continue to invest in realigning our infrastructure and operations, as well as strategic initiatives, which we believe will grow the overall demand for our businesses. “

Dividend

The Company also announced that the Board of Directors has declared a second quarter cash dividend of $0.15 per common share payable on May 6, 2013 to stockholders of record on April 4, 2013. This will be ABM’s 188th consecutive quarterly cash dividend.

Outlook

At this time, based on the Company’s operational results for the first quarter and its current expectations, the Company is providing guidance for Income from Continuing Operations of $1.16 to $1.26 per diluted share for fiscal year 2013 and Adjusted Income from Continuing Operations of $1.35 to $1.45 per diluted share for fiscal 2013.

[1]

In the first fiscal quarter of 2013, ABM revised its reportable segments. The former Facility Solutions segment has been separated into two new segments: ABM Facility Services, and Building & Energy Solutions (includes energy services, government services, and the franchise network). The recently acquired HHA Services, Inc. and Calvert-Jones Company business are included in the Building & Energy Solutions segment. In addition, Building & Energy Solutions segment includes the results of certain investments in unconsolidated affiliates that provide facility solutions primarily to the U.S. Government. Air Serv Corporation, which was acquired in November 2012, will be reported in the new segment “Other”.

Earnings Webcast

On Tuesday, March 5, at 9:00 a.m. (EST), ABM will host a live webcast of remarks by president and chief executive officer Henrik Slipsager, executive vice president and chief financial officer James Lusk, and executive vice president Jim McClure. A supplemental presentation will accompany the webcast and will be accessible through the Investor Relations portion of ABM’s website by clicking on the “Presentations” tab.

The webcast will be accessible at: http://investor.abm.com/eventdetail.cfm?eventid=125862

Listeners are asked to be online at least 15 minutes early to register, as well as to download and install any complimentary audio software that might be required. Following the call, the webcast will be available at this URL for a period of 90 days.

In addition to the webcast, a limited number of toll-free telephone lines will also be available for listeners who are among the first to call (877) 664-7395 within 15 minutes before the event. Telephonic replays will be accessible during the period from two hours to seven days after the call by dialing (855) 859-2056 and then entering ID #13561615.

Earnings Webcast Presentation

In connection with the webcast to discuss earnings (see above), a slide presentation related to earnings and operations will be available on the Company’s website at www.abm.com and can be accessed through the Investor Relations section of ABM’s website by clicking on the “Presentations” tab.

ABOUT ABM

ABM (NYSE: ABM) is a leading provider of facility solutions with revenues exceeding $4 billion and 100,000 employees in over 350 offices deployed throughout the United States and various international locations. ABM’s comprehensive capabilities include facilities engineering, commercial cleaning, energy solutions, HVAC, electrical, landscaping, parking and security, provided through stand-alone or integrated solutions. ABM provides custom facility solutions in urban, suburban and rural areas to properties of all sizes — from schools and hospitals to the largest and most complex facilities, such as manufacturing plants and major airports. ABM Industries Incorporated, which operates through its subsidiaries, was founded in 1909. For more information, visit www.abm.com.

Cautionary Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements that set forth management’s anticipated results based on management’s current plans and assumptions. Any number of factors could cause the Company’s actual results to differ materially from those anticipated. These factors include but are not limited to the following: (1) risks relating to our acquisition strategy may adversely impact our results of operations; (2) our strategy of moving to an integrated facility solutions provider platform, focusing on vertical market strategy, may not generate the growth in revenues or profitability that we expect; (3) we are subject to intense competition that can constrain our ability to gain business, as well as our profitability; (4) increases in costs that we cannot pass on to clients could affect our profitability; (5) we have high deductibles for certain insurable risks, and therefore we are subject to volatility associated with those risks; (6) we primarily provide our services pursuant to agreements that are cancelable by either party upon 30 to 90 days’ notice; (7) our success depends on our ability to preserve our long-term relationships with clients; (8) our international business exposes us to additional risks; (9) we conduct some of our operations through joint ventures, and our ability to do business may be affected by the failure of our joint venture partners to perform their obligations or the improper conduct of joint venture employees, joint venture partners, or agents; (10) significant delays or reductions in appropriations for our government contracts may negatively affect our business and could have an adverse effect on our financial position, results of operations, or cash flows; (11) we are subject to a number of procurement rules and regulations relating to our business with the U.S. Government and if we fail to comply with those rules, our business and our reputation could be adversely affected; (12) negative or unexpected tax consequences could adversely affect our results of operations; (13) we are subject to business continuity risks associated with centralization of certain administrative functions; (14) a decline in commercial office building occupancy and rental rates could affect our revenues and profitability; (15) deterioration in economic conditions in general could reduce the demand for facility services and, as a result, reduce our earnings and adversely affect our financial condition; (16) a variety of factors could adversely affect the results of operations of our building and energy services business; (17) financial difficulties or bankruptcy of one or more of our major clients could adversely affect our results; (18) our ability to operate and pay our debt obligations depends upon our access to cash; (19) future declines in the fair value of our investments in auction rate securities could negatively impact our earnings; (20) uncertainty in the credit markets may negatively impact our costs of borrowing, our ability to collect receivables on a timely basis, and our cash flow; (21) we incur accounting and other control costs that reduce profitability; (22) sequestration under the Budget Control Act of 2011 or alternative measures that may be adopted in lieu of sequestration may negatively impact our business; (23) any future increase in our level of debt or in interest rates could affect our results of operations; (24) an impairment charge could have a material adverse effect on our financial condition and results of operations; (25) we are defendants in class and representative actions and other lawsuits alleging various claims that could cause us to incur substantial liabilities; (26) federal health care reform legislation may adversely affect our business and results of operations; (27) changes in immigration laws or enforcement actions or investigations under such laws could significantly adversely affect our labor force, operations, and financial results; (28) labor disputes could lead to loss of revenues or expense variations; (29) we participate in multiemployer pension plans which, under certain circumstances, could result in material liabilities being incurred; and (30) natural disasters or acts of terrorism could disrupt services.

Additional information regarding these and other risks and uncertainties the Company faces is contained in the Company’s Annual Report on Form 10-K for the year ended October 31, 2012 and in other reports the Company files from time to time with the Securities and Exchange Commission. The Company urges readers to consider these risks and uncertainties in evaluating its forward-looking statements. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statement is based.

Use of Non-GAAP Financial Information

To supplement ABM’s consolidated financial information, the Company has presented income from continuing operations, as adjusted for items impacting comparability, for the first quarter of fiscal years 2013 and 2012. These adjustments have been made with the intent of providing financial measures that give management and investors a better understanding of the underlying operational results and trends as well as ABM’s marketplace performance. In addition, the Company has presented earnings before interest, taxes, depreciation and amortization and excluding discontinued operations and items impacting comparability (adjusted EBITDA) for the first quarter of fiscal years 2013 and 2012. Adjusted EBITDA is among the indicators management uses as a basis for planning and forecasting future periods. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial statements prepared in accordance with generally accepted accounting principles in the United States. (See accompanying financial tables for supplemental financial data and corresponding reconciliations to certain GAAP financial measures.)

###

Contact:

Investors & Analysts:	David Farwell	Media:	Chas Strong
	(212) 297-9792		(770) 953-5072
	dfarwell@abm.com		chas.strong@abm.com

Financial Schedules

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Quarter Ended January 31,		Increase
(In thousands, except per share data)	2013	2012	(Decrease)
Revenues	$1,182,123	$1,073,785	10.1%
Expenses
Operating	1,067,879	966,420	10.5%
Selling, general and administrative	87,749	84,020	4.4%
Amortization of intangible assets	7,189	5,549	29.6%

Total expenses	1,162,817	1,055,989	10.1%

Operating profit	19,306	17,796	8.5%
Income from unconsolidated affiliates, net	1,195	3,132	(61.8)%
Interest expense	(3,310)	(2,834)	16.8%

Income from continuing operations before income taxes	17,191	18,094	(5.0)%
Provision for income taxes	(3,809)	(7,454)	(48.9)%
Income from continuing operations	13,382	10,640	25.8%
Loss from discontinued operations, net of taxes	—	(10)	(100.0)%

Net income	$13,382	$10,630	25.9%

Net income per common share - basic
Income from continuing operations	$0.25	$0.20	25.0%
Loss from discontinued operations, net of taxes	—	—	—

Net income	$0.25	$0.20	25.0%

Net income per common share - diluted
Income from continuing operations	$0.24	$0.20	20.0%
Loss from discontinued operations, net of taxes	—	—	—

Net income	$0.24	$0.20	20.0%

Weighted-average common and common equivalent shares outstanding
Basic	54,525	53,499
Diluted	55,497	54,493
Dividends declared per common share	$0.150	$0.145

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Quarter Ended January 31,
(In thousands)	2013	2012
Net cash(used in) provided by continuing operating activities	$(11,487)	$11,789
Net cash provided by discontinued operating activities	—	202

Net cash (used in) provided by operating activities	$(11,487)	$11,991

Purchase of businesses, net of cash acquired	(187,837)	—
Other	(3,987)	(11,244)

Net cash used in investing activities	$(191,824)	$(11,244)

Proceeds from exercises of stock options (including income tax benefit)	$745	$2,241
Dividends paid	(16,054)	(7,746)
Deferred financing costs paid	—	(14)
Borrowings from line of credit	425,000	212,000
Repayment of borrowings from line of credit	(217,000)	(219,000)
Changes in book cash overdrafts	4,609	2,955
Other	(1,022)	—

Net cash provided by (used in) financing activities	$196,278	$(9,564)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (UNAUDITED)

	January 31,	October 31,
(In thousands)	2013	2012
Assets
Cash and cash equivalents	$36,426	$43,459
Trade accounts receivable, net	642,870	561,317
Notes receivable and other	35,346	43,960
Prepaid expenses	58,687	46,672
Prepaid income taxes	251	385
Deferred income taxes, net	37,028	43,671
Insurance recoverables	9,870	9,870

Total current assets	820,478	749,334
Insurance deposits	27,982	31,720
Other investments and long-term receivables	4,623	5,666
Investments in unconsolidated affiliates, net	15,422	14,863
Investments in auction rate securities	17,832	17,780
Property, plant and equipment, net	74,232	59,909
Other intangible assets, net	160,918	109,138
Goodwill	869,766	751,610
Noncurrent deferred income taxes, net	2,324	17,610
Noncurrent insurance recoverables	54,660	54,630
Other assets	39,911	38,898

Total assets	$2,088,148	$1,851,158

Liabilities
Trade accounts payable	$131,114	$130,410
Accrued liabilities
Compensation	119,634	121,855
Taxes—other than income	30,140	19,437
Insurance claims	80,189	80,192
Other	93,850	95,473
Income taxes payable	4,227	8,450

Total current liabilities	459,154	455,817
Noncurrent income taxes payable	29,418	27,773
Line of credit	423,000	215,000
Retirement plans and other	43,753	38,558
Noncurrent insurance claims	273,360	263,612

Total liabilities	1,228,685	1,000,760

Stockholders’ equity	859,463	850,398

Total liabilities and stockholders’ equity	$2,088,148	$1,851,158

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Quarter Ended January 31,		Increase
(In thousands)	2013	2012	(Decrease)
Revenues
Janitorial	$605,519	$594,340	1.9%
Facility Services	156,447	144,605	8.2%
Parking	151,237	153,450	(1.4)%
Security	96,673	91,982	5.1%
Building & Energy Solutions	87,982	89,168	(1.3)%
Other	83,980	—	*NM
Corporate	285	240	18.8%

Total revenues	$1,182,123	$1,073,785	10.1%

Operating Profit
Janitorial	$29,074	$30,508	(4.7)%
Facility Services	6,141	6,087	0.9%
Parking	4,823	4,750	1.5%
Security	1,668	845	97.4%
Building & Energy Solutions	796	1,290	(38.3)%
Other	1,988	—	*NM
Corporate	(23,944)	(24,672)	(3.0)%
Adjustment for income from unconsolidated affiliates, net included in Building & Energy Solutions	(1,240)	(1,012)	22.5%

Total operating profit	19,306	17,796	8.5%
Income from unconsolidated affiliates, net	1,195	3,132	(61.8)%
Interest expense	(3,310)	(2,834)	16.8%

Income from continuing operations before income taxes	17,191	18,094	(5.0)%

Provision for income taxes	(3,809)	(7,454)	(48.9)%

Income from continuing operations	$13,382	$10,640	25.8%

*	Not meaningful

ABM Industries Incorporated and Subsidiaries

Reconciliations of Non-GAAP Financial Measures

(Unaudited)

(in thousands, except per share data)

	Quarter Ended January 31,
	2013	2012
Reconciliation of Adjusted Income from Continuing Operations to Net Income
Adjusted income from continuing operations	$14,692	$11,786
Items impacting comparability, net of taxes	(1,310)	(1,146)

Income from continuing operations	13,382	10,640
Loss from discontinued operations, net of taxes	—	(10)

Net income	$13,382	$10,630

Reconciliation of Adjusted Income from Continuing Operations to Income from Continuing Operations
Adjusted income from continuing operations	$14,692	$11,786
Items impacting comparability:
Corporate initiatives and other (a)	—	(1,426)
Rebranding (b)	(360)	(731)
U.S. Foreign Corrupt Practices Act investigation (c )	(221)	(1,873)
Gain from equity investment (d)	—	2,081
Acquisition costs	(320)	—
Litigation and other settlements	(63)	—
Restructuring (e)	(1,184)	—

Total items impacting comparability	(2,148)	(1,949)
Benefit from income taxes	838	803

Items impacting comparability, net of taxes	(1,310)	(1,146)

Income from continuing operations	$13,382	$10,640

Reconciliation of Adjusted EBITDA to Net Income
Adjusted EBITDA	$38,593	$35,913
Items impacting comparability	(2,148)	(1,949)
Loss from discontinued operations, net of taxes	—	(10)
Provision for income taxes	(3,809)	(7,454)
Interest expense	(3,310)	(2,834)
Depreciation and amortization	(15,944)	(13,036)

Net income	$13,382	$10,630

Reconciliation of Adjusted Income from Continuing Operations per Diluted Share to Income from Continuing Operations per Diluted Share (Unaudited)

	Quarter Ended January 31,
	2013	2012
Adjusted income from continuing operations per diluted share	$0.26	$0.22
Items impacting comparability, net of taxes	(0.02)	(0.02)

Income from continuing operations per diluted share	$0.24	$0.20

Diluted shares	55,497	54,493

(a)	Corporate initiatives and other includes the integration costs associated with The Linc Group acquisition on December 1, 2010 and data center consolidation costs.
(b)	Represents costs related to the Company’s branding initiative.
(c)	Includes legal and other costs incurred in connection with an internal investigation into a foreign entity affiliated with a former joint venture partner.
(d)	The Company’s share of a gain associated with property sales completed by one of its investments in a low income housing partnership.
(e)	Restructuring costs associated with realignment of our infrastructure and operations.

ABM Industries Incorporated and Subsidiaries

Reconciliation of Estimated Adjusted Income from Continuing Operations per Diluted Share to

Income from Continuing Operations per Diluted Share for the Year Ending October 31, 2013

	Year Ending October 31, 2013
	Low Estimate	High Estimate
	(per diluted share)
Adjusted income from continuing operations per diluted share	$1.35	$1.45
Adjustments to income from continuing operations (a)	$(0.19)	$(0.19)

Income from continuing operations per diluted share	$1.16	$1.26

(a)	Adjustments to income from continuing operations include rebranding costs, restructuring costs associated with realignment of our infrustructure and operations, certain legal settlements and other unique items impacting comparability.